Exhibit 8(a) HUNTON & WILLIAMS LLP RIVERFRONT PLAZA, EAST TOWER 951 EAST BYRD STREET RICHMOND, VIRGINIA 23219-4074 TEL 804 • 788 • 8200 FAX 804 • 788 • 8218

March 20, 2008

American Electric Power Company, Inc.
1 Riverside Plaza
Columbus, Ohio  43215-2372

American Electric Power Company, Inc.
$315,000,000 8.75% Junior Subordinated Debentures

Ladies and Gentlemen:

We have acted as counsel to American Electric Power Company, Inc., a New York corporation (the “Company”), in connection with the offering and sale (the “Offering”) of $315,000,000 aggregate principal amount of 8.75% Junior Subordinated Debentures (the “Debentures”) of the Company pursuant to a prospectus supplement dated as of March 13, 2008 (the “Prospectus Supplement”) and a base prospectus dated as of June 9, 2005 (the “Base Prospectus”).  The Debentures are being issued pursuant to a Subordinated Indenture, dated as of March 1, 2008, between the Company and The Bank of New York, as Trustee (as supplemented, the “Indenture”).  You have requested our opinion regarding certain United States (“U.S.”) federal income tax matters in connection with the Offering.  Capitalized terms used but not defined herein shall have the meaning assigned to such terms in the Indenture.

We have reviewed the originals or copies of (i) the Base Prospectus and the Prospectus Supplement, (ii) the Indenture and (iii) such other documents as we have deemed necessary or appropriate as a basis for the opinion set forth below.  For purposes of the opinion expressed below, we have assumed, with your permission, (i) the authenticity of all documents submitted to us as originals, (ii) the conformity to the originals of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies, (iii) the genuineness of signatures not witnessed by us, (iv) the legal capacity of natural persons, (v) the due authorization, execution, and delivery of all documents by all parties thereto and the validity, binding effect, and enforceability thereof, and (vi) the compliance (without waiver) by all of the parties thereto with all of the provisions of the Indenture.  In addition, in providing our opinion herein, we have assumed, and have made no attempt to independently establish or verify, the accuracy of the facts set forth in such documents.

Based on the foregoing and subject to the qualifications stated herein, we are of the opinion that the Debentures will constitute evidences of indebtedness and not equity interests in the Company for U.S. federal income tax purposes.

There are no existing Treasury regulations under section 385 of the Internal Revenue Code of 1986, as amended (the “Code”), defining instruments as equity or indebtedness for U.S. federal income tax purposes.  Furthermore, there are no controlling Treasury regulations, published rulings, or judicial decisions involving securities with terms substantially the same as the Debentures that discuss whether, for U.S. federal income tax purposes, the securities constitute equity or indebtedness.  Therefore, our opinion regarding the characterization of the Debentures as evidences of indebtedness is based upon rulings and judicial decisions under the Code involving situations that we consider to be analogous and an analysis of all of the facts and circumstances surrounding the issuance and sale of the Debentures.

You should be aware that this opinion represents conclusions as to the application to the Debentures of existing law, Treasury regulations, administrative rules and practices, and legislative history.  There can be no assurance that existing law will not change or that contrary positions will not be taken by the Internal Revenue Service.

The foregoing opinion is limited to the U.S. federal tax matters addressed herein, and no other opinions are rendered with respect to other U.S. federal tax or other matters or to any issues arising under the tax laws of any other country, or any state or locality.  This opinion letter is rendered as of the date hereof, and we undertake no obligation to update the opinion expressed herein after the date of this letter.  This opinion letter is solely for the information and use of the addressees, and it may not be distributed, relied upon for any purpose by any other person, quoted in whole or in part or otherwise reproduced in any document, or filed with any governmental agency without our express written consent.

CIRCULAR 230 DISCLOSURE

TO ENSURE COMPLIANCE WITH REQUIREMENTS IMPOSED BY THE INTERNAL REVENUE SERVICE, WE INFORM YOU THAT (A) ANY UNITED STATES FEDERAL TAX ADVICE CONTAINED HEREIN WAS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, FOR THE PURPOSE OF AVOIDING UNITED STATES FEDERAL TAX PENALTIES, (B) ANY SUCH ADVICE WAS WRITTEN TO SUPPORT THE PROMOTION OR MARKETING OF THE TRANSACTION OR MATTER ADDRESSED HEREIN AND (C) ANY INVESTOR TO WHOM THE TRANSACTIONS OR MATTERS ARE BEING PROMOTED, MARKETED OR RECOMMENDED SHOULD SEEK ADVICE BASED ON ITS PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

Very truly yours,

/s/ Hunton & Williams LLP